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[LOGO]                                                     EXHIBIT 99

                            INTERNATIONAL PAPER PLAZA
                            400 ATLANTIC STREET
                            STAMFORD, CT 06921

News Release

Media Contact:             Jennifer Boardman,  203-541-8407
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Analyst Contact:           Darial Sneed, 203-541-8541
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               International Paper Appoints John Faraci President

Stamford, Conn., - February 20, 2003 - International Paper (NYSE: IP) Chairman and Chief Executive Officer John Dillon today announced that John Faraci, currently International Paper executive vice president and chief financial officer, has been promoted to president and elected as a member of the company's board of directors. In this new role Faraci will immediately assume responsibility for the operations of the company and will continue to report to Dillon.

"John brings a wealth of experience to his new position, having joined International Paper in 1974 and served in a variety of roles over the course of those years," Dillon said. "I am confident he will build on the many successes the company has achieved.

"John has been an integral part of our senior leadership team and a key architect of our current business and performance improvement strategy. During this time he has proven himself to be a very effective leader," Dillon said.

John Faraci has been International Paper's executive vice president and CFO since 2000, having responsibility for all finance functions and corporate responsibility for Carter Holt Harvey, International Paper's 50.5 percent owned subsidiary in New Zealand.

He joined the company 29 years ago as a financial analyst and held various financial, product management, planning and general management positions in the Wood Products, Packaging and Forest Resources businesses. In 1989, he was named vice president and general manager of the company's former Masonite subsidiary, and in 1994, he was appointed vice president of Coated Paper, Bristols and Converting Papers. He later served as chief executive officer and managing director of Carter Holt Harvey, before returning to the US as CFO of IP in 1999.

Faraci will continue to serve as chief financial officer of International Paper until a successor is named.

International Paper (http://www.internationalpaper.com) is the world's largest paper and forest products company. Businesses include paper, packaging, and forest products. As one of the largest private forest landowners in the world, the company manages its forests under the



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principles of the Sustainable Forestry Initiative (R) (SFIsm) program, a system that ensures the continual planting, growing and harvesting of trees while protecting wildlife, plants, soil, air and water quality. Headquartered in the United States, International Paper has operations in over 40 countries and sells its products in more than 120 nations.

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